Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

of

Up to $62,000,000 Aggregate Principal Amount

of its Outstanding

1.0% Convertible Subordinated Notes Due 2010

At the purchase price as provided herein per $1,000 principal amount of Notes

THIS TENDER OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME ON FEBRUARY 9, 2009, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF NOTES MUST VALIDLY TENDER AND NOT WITHDRAW THEIR NOTES ON OR BEFORE THE EXPIRATION DATE IN ORDER TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION (AS DEFINED BELOW) FOR THEIR NOTES.

Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (the “Company,” “we” or “us”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), up to $62,000,000 aggregate principal amount of our outstanding 1.0% Convertible Subordinated Notes Due 2010 (the “Notes”) at a price expressed in U.S. dollars per $1,000 principal amount of Notes (the “Purchase Price”) equal to $720 plus interest as provided below.

The settlement of the Offer will occur promptly following the Expiration Date. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from December 30, 2008, the most recent payment date for interest on the Notes, to, but excluding, the date of purchase of the Notes as part of the Purchase Price.

Subject to the terms and conditions of the Offer, holders of the Notes (the “Holders”) who validly tender and do not properly withdraw their Notes at or before the Expiration Date, will be purchased in the Offer. Notes not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the Expiration Date or termination of the Offer.

The CUSIP numbers for the Notes are: 501242 AP 6 and 501242 AM 3.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES AND IS NOT CONDITIONED UPON ANY REQUIRED FINANCING OR BORROWED FUNDS. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 10, “CONDITIONS OF THE OFFER.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, OPPENHEIMER & CO. INC., THE DEALER MANAGER FOR THIS OFFER (THE “DEALER MANAGER”), LAUREL HILL ADVISORY GROUP, LLC, THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”), OR THE BANK OF NEW YORK MELLON, THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”),

MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THIS OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THIS OFFER. SEE SECTION 1, “PURPOSE OF THE OFFER; CERTAIN INFORMATION ABOUT THE COMPANY” AND SECTION 5, “CERTAIN SIGNIFICANT CONSIDERATIONS.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Oppenheimer & Co.

January 6, 2009

IMPORTANT

Any Holder desiring to tender Notes in the Offer must: (i) in the case of a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and instruct such nominee to tender such Holder’s Notes; (ii) in the case of a Holder whose Notes are held in book-entry form by the Depository Trust Company, follow the procedures set forth in Section 6, “Procedures for Tendering Notes;” or (iii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered Holders of Notes are entitled to tender their Notes. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes so registered. See Section 6, “Procedures for Tendering Notes.”

All tenders of Notes must be made before the Offer expires at 12:00 midnight, New York City time, on February 9, 2009 unless the Offer is extended or earlier terminated by us (such date and time, as the same may be extended, the “Expiration Date”).

A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary before the expiration of the Offer, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6, “Procedures for Tendering Notes.”

The Depositary and The Depository Trust Company (“DTC”) have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or before the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See Section 6, “Procedures for Tendering Notes.”

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company in the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs or other fees are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with this Offer.

NEITHER WE NOR THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITORY HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR OR ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. NEITHER WE NOR THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITORY HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

We are not making the Offer to, and will not accept any tendered Notes from, Holders in any state in the United States or other jurisdiction in which the Offer or the acceptance of the Offer would be unlawful. In those jurisdictions where securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time after the date hereof or, in the case of information incorporated herein by reference, after the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in the affairs of the Company or any subsidiaries of the Company since the date hereof.

The CUSIP numbers referenced in this Offer have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of the Company, the Dealer Manager, the Depositary or the Information Agent is responsible for the selection or use of the above-referenced CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Offer or any other document.

We reserve the right to terminate or extend the Offer if any condition of the Offer is not satisfied or waived by us and otherwise to amend the Offer in any respect. If we amend a condition to the Offer, we will give the Holders notice of such amendment as may be required by applicable law.

From time to time after the Expiration Date or termination of this Offer, the Company or its affiliates may, as permitted by applicable law, acquire any Notes that are not tendered pursuant to this Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or its affiliates may determine, which may be more or less than the price to be paid pursuant to this Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future. The Company currently does not intend to take any of these actions.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to this Offer.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance in connection with this Offer or to request additional copies of the Offer documents. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

v

SUMMARY TERM SHEET

This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the related Letter of Transmittal. We urge you to read carefully the entire Offer to Purchase, the Letter of Transmittal and the documents that are incorporated in this Offer to Purchase by reference.

Who is offering to purchase my Notes?

Kulicke and Soffa Industries, Inc., a Pennsylvania corporation and the issuer of the 1.0% Convertible Subordinated Notes Due 2010 (the “Notes”), is offering to purchase the Notes.

What class of securities is sought in the Offer?

We are offering to purchase any and all of the outstanding Notes.

What is the purpose of the Offer?

We are making the Offer in order to reduce the amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is appropriate for our business to operate within our current and projected industry environment. We also believe that purchasing the Notes in the Offer is an effective use of our cash resources at this time, and that after the Offer we will have sufficient cash to meet our near-term operating requirements. See Section 1, “Purpose of the Offer; Certain Information About the Company.”

What principal amount of the total issue of Notes is being purchased?

We are offering to purchase for cash up to $62,000,000 aggregate principal amount of the outstanding Notes, or such lesser amount of Notes as are validly tendered and not properly withdrawn. See Section 3, “Terms of the Offer.”

What will be the purchase price for my Notes?

We are offering to purchase the Notes for cash at a price expressed in U.S. dollars per $1,000 principal amount of Notes (the “Purchase Price”) equal to $720, plus accrued, but unpaid interest thereon up to, but not including the date of purchase of the Notes.

Your right to receive the above consideration in the Offer is subject to all of the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

What if not enough Notes are tendered?

The Offer is not conditioned on any minimum principal amount of Notes being tendered and is not conditioned upon any required financing or borrowed funds. See Section 3, “Terms of the Offer,” Section 8, “Acceptance of Notes for Payment; Accrual of Interest” and Section 10, “Conditions of the Offer.”

When does this Offer expire?

The Offer expires at 12:00 midnight, New York City time, on February 9, 2009, unless the Offer is extended. We refer to this date in the Offer as the “Expiration Date,” unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as extended by us, shall expire. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Offer. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.

May the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes, we may extend or amend the Offer in our sole discretion before the Expiration Date. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. See Section 4, “Amendment; Extension; Waiver; Termination.” We may terminate the Offer under certain circumstances. See Section 10, “Conditions of the Offer.”

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of the Offer. We have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire. See Section 4, “Amendment; Extension; Waiver; Termination.”

In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”).

When will I get paid?

Payments will be made promptly following the Expiration Date of the Offer and acceptance of the Notes by us for purchase. We currently anticipate that the settlement of the Offer will occur on February 13, 2009. See Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

Will I receive accrued and unpaid interest in the Offer?

We currently anticipate that the settlement of the Offer will occur on February 13, 2009. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from December 30, 2008, the most recent payment date for interest on the Notes, to, but excluding, the date of purchase as part of the Purchase Price. See Section 8, “Acceptance of Notes for Payment; Accrual of Interest.” Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depository.

How will you pay for my Notes?

We will use our cash and cash equivalents to pay for the Notes purchased in the Offer. See Section 9, “Source and Amount of Funds.”

If the Offer is consummated and I do not validly tender any or all of my Notes in the Offer, how will my rights and obligations under my outstanding Notes be affected?

If you do not tender any or all of your Notes pursuant to the Offer, you will continue to receive interest payments at an annual rate of 1.0% with respect to Notes you continue to hold. Interest payments are made on June 30 and December 30 of each year or until such earlier time as the Notes are converted into common stock by you or repurchased by us. You will continue to have the right to convert any Notes that you continue to hold into our common stock in accordance with their original terms set forth in the Indenture (defined below). Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. See Section 2, “Description of the Notes.”

If you do not surrender your Notes in the Offer, you will not be entitled to receive any cash in connection with the Offer. If, however, you participate in the Offer, you will receive the consideration described above in “—What will be the purchase price for my Notes?”

Can Holders still convert Notes into shares of the Company’s common stock?

The Notes are currently convertible into shares of the Company’s common stock at the option of the Holder at the conversion rate of 77.8743 shares of common stock per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of approximately $12.84 per share. On January 2, 2009, the closing price of our common stock, as reported on the NASDAQ Global Market, was $1.85 per share. See Section 2, “Description of the Notes.”

If you tender your Notes in the Offer, you may only convert such Notes if you properly withdraw them before your right to withdraw has expired.

What rights will I lose if I tender my Notes in the Offer?

You will lose all your rights as a holder of Notes, if you tender your Notes and we accept them in the Offer. For example, you will lose the right to receive any interest payments and the payment of principal at maturity. You would also lose your rights as a creditor of the Company, as well as the other rights described above in “—If the Offer is consummated and I do not validly tender any or all of my Notes in the Offer, how will my rights and obligations under my outstanding Notes be affected?”

May I tender only some of the Notes that I hold?

Yes. You do not have to tender all of your Notes to participate in the Offer. However, you may only surrender Notes in integral multiples of $1,000 principal amount of the Notes.

What do you intend to do with the Notes that are tendered in the Offer?

Notes accepted in the Offer will be cancelled and will cease to be outstanding.

Are there any conditions of the Offer?

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer and is not conditioned upon any required financing. The Company has also not made any plans or arrangements to borrow any funds for the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver (to the extent permitted by law), before the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer.”

How do I tender my Notes?

The manner in which you may validly tender your Notes will depend on the manner in which you hold such Notes:

•

if your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” contact the broker, dealer, commercial bank, trust company or other nominee and instruct such nominee to effect the tender of those Notes that you wish to tender in the Offer;

•	in the case of a Holder whose Notes are held in book-entry form by the Depository Trust Company, follow the procedures set forth in Section 6, “Procedures for Tendering Notes;” or

•

if you hold physical certificates evidencing Notes, you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.

A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary before the expiration of the Offer, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6, “Procedures for Tendering Notes.”

Only registered Holders of Notes are entitled to tender Notes in the Offer. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes in the Offer. See Section 6, “Procedures for Tendering Notes” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

If I change my mind, can I withdraw my tender of Notes?

Tenders of Notes may be withdrawn at any time before the Expiration Date. You may also withdraw your Notes at any time after 12:00 midnight, on February 9, 2009, if we have not yet accepted for payment the Notes that you have tendered in the Offer. To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes, but you may re-tender your Notes by again following the proper tender procedures. Some Holders may have special requirements for withdrawal of Notes tendered. See Section 7, “Withdrawal of Tenders” in this Offer to Purchase. No consideration will be payable in respect of any Notes withdrawn.

What if I do not want to tender my Notes?

If you do not desire to tender your Notes, you do not need to take any action. Notes not tendered and purchased pursuant to the Offer will remain outstanding and will continue to be our obligations.

As a result of the consummation of the Offer, the aggregate principal amount of Notes that remain outstanding may be significantly reduced. This may adversely affect the liquidity of and, consequently, the market price for Notes that remain outstanding after consummation of the Offer. See Section 5, “Certain Significant Considerations.” The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. See Section 2, “Description of the Notes.”

Has the Board of Directors approved the Offer?

Yes, our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes.

Are there U.S. federal income tax implications if I tender my Notes?

The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisors as to the specific tax consequences to you of the Offer. See Section 11, “Certain U.S. Federal Income Tax Considerations.”

What is the market value of the Notes?

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. Our common stock is traded on the NASDAQ

Global Market under the symbol “KLIC.” The last reported sale price of our common stock on January 2, 2009 was $1.85 per share. At present, the Notes are convertible at a conversion rate of 77.8743 shares per $1,000 principal amount of Notes, subject to adjustment, which is equivalent to a conversion price of approximately $12.84 per share.

The trading price of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. See “Forward Looking Statements” included in this Offer to Purchase.

How will the Offer affect the trading market for the Notes that are not exchanged?

There is no established public market for the Notes and we believe that trading in the Notes has been limited and sporadic. After completion of the Offer, the trading market for any Notes that remain outstanding is likely to be even more limited. In addition, a debt security with a smaller aggregate outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Completion of the Offer will likely reduce significantly the float of any Notes that remain outstanding and therefore, adversely affect the market and trading prices of such Notes. In such an event, your ability to sell your Notes not tendered in the Offer may be impaired.

Do Holders have to pay a brokerage commission for tendering Notes?

No brokerage commissions are payable by Holders to us, the Dealer Manager, the Depositary or the Information Agent in connection with the tender of their Notes in the Offer. If your Notes are held by a nominee, such nominee may charge you a transaction fee or other amount. Except as set forth in Instruction 8 of the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

What is the accounting and federal tax treatment of the transaction for the Company?

The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. accounting and federal and state income tax purposes to the Company to the extent that the cash paid is less than the adjusted issue price (as defined by applicable rules and regulations) of the Notes that are purchased. The Company expects that it has sufficient net operating loss carryovers to offset any taxable cancellation of indebtedness income recognized for federal income tax purposes. However, the Company may incur a federal alternative minimum tax liability in connection with the purchase of the Notes, because the portion of our net operating loss carryovers that will be deductible in calculating our federal alternative minimum tax liability will be limited to 90% of our alternative minimum taxable income. We may also be subject to state and local tax liability in connection with our purchase of the Notes. If all of the outstanding Notes are purchased by us in the Offer, we would recognize, for accounting purposes, approximately $17.4 million of cancellation of indebtedness income. Assuming all of the Notes are repurchased, we would also write off approximately $0.5 million of deferred costs related to the original issuance of the Notes. See Section 5, “Certain Significant Considerations.”

Where can Holders get more information regarding the Offer?

If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact the Information Agent for the Offer or the Dealer Manager at their respective telephone numbers or the addresses set forth on the back cover of this Offer to Purchase. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

Who is the Dealer Manager?

Oppenheimer & Co. Inc. is serving as the Dealer Manager in connection with the Offer. The address and telephone number for the Dealer Manager are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

Who is the Depositary?

The Bank of New York Mellon is serving as Depositary in connection with the Offer. The addresses and telephone numbers for the Depositary are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

Who is the Information Agent?

Laurel Hill Advisory Group, LLC is serving as Information Agent in connection with the Offer. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

THE OFFER

1. Purpose of the Offer; Certain Information About the Company.

Purpose of the Offer. We are making the Offer in order to reduce the amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is appropriate for our business to operate within our current and projected industry environment. We also believe that purchasing the Notes in the Offer is an effective use of our cash resources at this time, and that after the Offer we will have sufficient cash to meet our near-term operating requirements. We have no commitments or plans to consummate any acquisition or other extraordinary transaction (other than the Offer) at this time. See Section 3, “Terms of the Offer” and Section 12, “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes.”

Certain Information About the Company. We design, manufacture and market capital equipment, packaging materials and related services used in the assembly of semiconductor devices. Our customers primarily consist of Integrated Device Manufacturers (“IDM”) and subcontractor assembly facilities.

Our goal is to be the technology leader and the lowest cost supplier in our main business segments, which are:

•	equipment, and

•	packaging materials.

Accordingly, we invest in research and engineering projects intended to enhance our position at the leading edge of semiconductor assembly technology. We also remain focused on our cost structure, consolidating operations, moving certain manufacturing to Asia, moving a portion of our supply chain to lower cost suppliers and designing higher performing, lower cost equipment among other initiatives. Cost reduction efforts are an important part of our normal ongoing operations, and are expected to generate efficiencies while maintaining overall product quality. In response to the continuing weak economic conditions the Company has instituted certain programs to further contain expenses and conserve cash, and anticipates taking action in its second fiscal quarter to significantly reduce cash expenditures.

Subsequent to our fiscal year end, on September 29, 2008, we completed the sale of our Wire business for $155.0 million (subject to a working capital adjustment) to W.C. Heraeus GmbH (“Heraeus”), a precious metals and technology company based in Hanau, Germany. Our Wire business had been previously reported within our packaging materials segment, but is now reported as discontinued operations. We expect the gain on the sale of our Wire business to be approximately $22.1 million to $25.1 million and will be recognized in our fiscal quarter ended December 27, 2008.

Also, subsequent to our fiscal year end, on October 3, 2008, we completed the acquisition of substantially all of the assets of Orthodyne Electronics Corporation (“Orthodyne”), a privately held company based in Irvine, California. Orthodyne is the leading supplier of both wedge bonders and wedges (the consumable product used in wedge bonding) for the power management and hybrid module markets. In connection with the Orthodyne acquisition, we issued 7.1 million common shares and paid $82.5 million in cash. A total of 15% of the purchase price was deposited into a third-party escrow account as partial security for Orthodyne’s indemnification obligations under the asset purchase agreement. In addition we agreed to pay up to an additional $40.0 million in cash, if certain significant objectives related to gross profit are met by the Orthodyne business over the next three years.

We believe the Orthodyne acquisition will benefit us strategically by providing deeper penetration into the discrete side of the semiconductor market, and in the attractive power management and hybrid module markets. We expect wedge bonding will benefit from increased focus on energy efficient solutions in the years ahead, and that Orthodyne’s market leading position in this area will allow us to address a larger Total Available Market (“TAM”). We now offer a broad suite of interconnect technologies for a variety of semiconductor packaging applications, and we believe the acquisition of Orthodyne will enhance our position as the leading supplier of interconnect solutions. We believe that on a combined basis, the sale of our Wire business and the purchase of Orthodyne will provide us with both the financial resources and technical focus necessary to pursue growth opportunities in other areas of our business.

We were incorporated in Pennsylvania in 1956. Our principal offices are located at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 and our telephone number is (215) 784-6000. We maintain a website with the address www.kns.com. We are not incorporating the contents of our website into this Offer to Purchase.

Additional information about the Company can be found in our periodic filings with the SEC, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K. See “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

After the Expiration Date or termination of this Offer, the Company or its affiliates, from time to time, as permitted by applicable law, may acquire any remaining Notes that are not tendered in this Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or its affiliates may determine, which may be more or less than the prices paid pursuant to this Offer and may involve cash or other consideration. Exchange Act Rule 13e-4 generally prohibits the Company and its affiliates from purchasing Notes, other than in this Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions. There can be no assurances as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future. The Company currently does not intend to take any of these actions.

2. Description of the Notes.

The following description of the Notes and any other descriptions of the Notes contained in this Offer to Purchase are qualified in their entirety by reference to the Indenture (as defined below).

In June 2004, we issued $65,000,000 aggregate principal amount of the Notes in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The Notes were issued pursuant to the Indenture dated as of June 30, 2004 between the Company and J.P. Morgan Trust Company, National Association, as Trustee (the “Indenture”). The terms of the Notes are as stated in the Indenture and as made a part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms of the Indenture and the Trust Indenture Act and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture are available from the Information Agent and the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. The Notes bear interest at the annual rate of 1.0% on the principal amount, payable semi–annually in cash on June 30 and December 30 of each year to holders of record on the preceding June 15 and December 15, respectively. The Notes are not redeemable at the option of the Company.

During November 2008, we purchased in the open market $3.0 million (face value) of the Notes for net cash of $2.0 million.

Conversion. The Notes may be converted into our common stock at any time, subject to prior redemption, at a conversion rate of 77.8743 shares per $1,000 principal amount of Notes, subject to adjustment upon the occurrence of certain events affecting our common stock, including if we declare and pay a dividend on our common stock.

Subordination. The Notes are our unsecured subordinated obligations, rank junior in right of payment to all of our existing and future senior indebtedness and are structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries.

Termination of conversion rights. We may terminate the conversion rights of the Notes, upon five trading days notice, if the closing price of our common stock exceeds 140% of the conversion price then in effect for at least

20 trading days within a period of 30 consecutive trading days. The Notes may be converted at the option of the Holder at any time on or before the 20th day following the date of such notice regarding the termination of conversion rights.

Purchase at Option of Holder (Fundamental Change). The Holders of the Notes may require us to purchase the Notes for cash, in whole or in part, on a purchase date that is 30 days after the date of a notice of fundamental change (as defined below). Any such purchase is required to be at a price equal to 100% of the principal amount of Notes to be purchased, plus accrued interest to, but excluding, the purchase date.

A fundamental change is any transaction or event in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock that is or that will be immediately after the transaction or event:

•	listed on one or more of (1) a United States national securities exchange, (2) the London Stock Exchange, (3) the Tokyo Stock Exchange, or (4) the German Stock Exchange; or

•	approved for quotation on NASDAQ or any similar United States system of automated dissemination of quotations of securities prices.

If a fundamental change occurs and at least 60% of the consideration for the common stock in the transaction or transactions constituting the fundamental change consists of cash, which we refer to as a “cash buy-out,” we will pay a make-whole premium, in cash, to the Holders of the Notes in addition to the purchase price of the Notes on the date of purchase. The make-whole premium will also be paid to those Holders who convert their Notes after receipt of a notice of a fundamental change (where such fundamental change constitutes a cash buy-out) and before the purchase date, in addition to the shares of common stock to be received upon conversion of the Notes.

Covenants. There are no financial covenants associated with the Notes and there are no restrictions on incurring additional debt or issuing or repurchasing our securities.

Events of Default. The indenture for the Notes contains customary events of default, including failure to pay amounts due, failure to observe covenants and events involving our bankruptcy, insolvency or reorganization.

3. Terms of the Offer.

Offer and Purchase Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash up to $62,000,000 aggregate principal amount of our outstanding Notes at a price expressed in U.S. dollars per $1,000 principal amount of Notes (the “Purchase Price”) equal to $720, plus interest as provided below. A Holder does not have to tender all Notes held by such Holder to participate in the Offer. However, a Holder may only surrender Notes in integral multiples of $1,000 principal amount of Notes.

The settlement of the Offer is currently anticipated to occur promptly following the Expiration Date. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from December 30, 2008, the most recent payment date for interest on the Notes, to, but excluding, the date of purchase as part of the Purchase Price.

The CUSIP numbers for the Notes are: 501242 AP 6 and 501242 AM 3.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn (or defectively tendered Notes with respect to which we have waived such defect) only if, as and when we give oral (promptly confirmed in writing) or written notice to the

Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes accepted for purchase in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders, and upon such deposit by us with the Depositary, tendered Notes on account of which such deposit has been made will no longer be deemed to be outstanding and the Holders thereof will be deemed to have irrevocably waived any rights they had or may have had thereunder. Notes accepted for purchase pursuant to the Offer will be paid for in immediately available funds on or promptly after the Expiration Date. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

Any Notes accepted in the Offer will be cancelled and will cease to be outstanding.

Neither the Company, the Dealer Manager, the Depository nor the Information Agent makes any recommendation as to whether or not Holders should tender their Notes pursuant to the Offer.

Any principal amount of Notes tendered but not purchased pursuant to the Offer, will be returned to the tendering Holders at the Company’s expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated. Exchange Act Rule 14e-1(c) requires that the Company pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

Conditions. The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer and is not conditioned upon any required financing. The Company has also not made any plans or arrangements to borrow any funds for the Offer. The Company’s obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction, before the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer.” If by the Expiration Date any or all of such conditions have not been satisfied, the Company reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law; (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes validly tendered pursuant to that Offer; or (c) terminate the Offer without purchasing any of the Notes.

Expiration of the Offer. The Offer will expire at 12:00 midnight, New York City time, on February 9, 2009, unless extended by the Company.

4. Amendment; Extension; Waiver; Termination.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or before the Expiration Date, regardless of whether or not any of the events set forth in Section 10, “Conditions of the Offer” shall have occurred or shall have been determined by us to have occurred, to:

(a) waive any and all conditions of the Offer;

(b) extend the Offer; or

(c) otherwise amend the Offer in any respect.

The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under Section 10, “Conditions of the Offer.” Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or validly withdrawn will remain subject to the Offer and may be accepted thereafter for payment by us.

If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date of the Offer. We have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders of Notes subject to the Offer, by press release or otherwise.

If for any reason the acceptance for payment of (whether before or after any Notes have been accepted for payment pursuant to the Offer), or the payment for, Notes subject to the Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay payment for Notes which we have accepted for payment pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” and “Where You Can Find More Information” in this Offer to Purchase.

5. Certain Significant Considerations.

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Notes before deciding whether to tender Notes pursuant to the Offer.

Position of the Company Concerning the Offer. OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Cancellation of Indebtedness Income to the Company. The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. accounting and federal and state income tax purposes to the Company to the extent that the cash paid is less than the adjusted issue price (as defined by applicable rules and regulations) of the Notes that are purchased. The Company expects that it has sufficient net operating loss carryovers to offset any taxable cancellation of indebtedness income recognized for federal income tax purposes. However, the Company may incur a federal alternative minimum tax liability in connection with the purchase of the Notes, because the portion of our net operating loss carryovers that will be deductible in calculating our federal alternative minimum tax liability will be limited to 90% of our alternative minimum taxable income. We may also be subject to state and local tax liability in connection with the purchase of the Notes. If all of the outstanding Notes are purchased by us in the Offer, we would recognize, for accounting purposes, approximately $17.4 million of cancellation of indebtedness income. Assuming all of the Notes are repurchased, we would also write off approximately $0.5 million of deferred costs related to the original issuance of the Notes.

Limited Trading Market; Effects of the Offer on the Market for Notes. The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. After completion of the Offer, the trading market for any Notes that remain outstanding is likely to be even more limited.

In addition, a debt security with a smaller aggregate outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Completion of the Offer will likely reduce significantly the float of any Notes that remain outstanding and therefore, adversely affect the market and trading prices of such Notes. To the extent that a market exists for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

Conditions to the Consummation of the Offer and Related Risks. The conditions of the Offer are described in more detail in Section 10, “Conditions of the Offer.” There can be no assurance that such conditions will be met, or that if the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Treatment of Notes Not Tendered in the Offer. Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. See Section 2, “Description of the Notes.” Notes not tendered in the Offer will continue to receive interest payments at an annual rate of 1.0%. Interest payments are made on June 30 and December 30 of each year or until such earlier time as the Notes are converted into common stock or redeemed by the Holder thereof or repurchased by us. Holders will continue to have the right to convert the Notes into our common stock in accordance with their original terms set forth in the Indenture. No amendment to the Indenture is being sought in connection with the Offer.

Future Repurchases by the Company. The Company currently does not intend to purchase or otherwise provide any similar opportunity for the Holders of Notes to gain liquidity with respect to Notes not tendered in the Offer, either through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. There can be no assurance that the Holders of Notes will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Risks Regarding Repayment. If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems and may not be able to pay our debt or other obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes outstanding after the consummation of this Offer or our other obligations, we will be in default under the terms thereof, which will permit the Holders of the Notes to accelerate the maturity of the Notes and also could cause defaults under our other indebtedness and obligations. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an Event of Default (as defined in the Indenture).

Additionally, the Notes are unsecured and in the event of our insolvency, liquidation, reorganization or default on our indebtedness, we will not be able to make payments on Notes that remain outstanding after consummation of the Offer until we have paid in full all of our senior indebtedness, if any. We may, therefore, not have sufficient assets to pay the amounts due on such Notes. We are not prohibited from incurring debt under the terms of the Notes, including debt senior to, on parity with or subordinate to the Notes. If we incur additional debt, our ability to pay amounts due on Notes that remain outstanding upon consummation of the Offer could be adversely affected. In addition to the Notes, as of the date hereof, we currently have outstanding $110,000,000 in aggregate principal amount of our 0.875% Convertible Subordinated Notes due 2012.

6. Procedures for Tendering Notes.

Proper Tender of Notes. For Notes to be validly tendered pursuant to the Offer, the certificates evidencing such Notes (or confirmation of receipt of such Notes pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, on February 9, 2009 by the Depositary at its address set forth on the back cover of this Offer to Purchase.

Tender of Notes Held Through DTC. The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes, unless an Agent’s Message is not delivered by the DTC.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Notes which are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant.

Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or before the Expiration Date will be disregarded and deemed not validly tendered.

Tender of Notes Held in Physical Form. To validly tender Notes held in physical form pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees (described below), along with the certificates representing such Notes and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before 12:00 midnight, New York City time, on February 9, 2009.

Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the

Offer should contact such registered Holder promptly and instruct such Holder to tender Notes and deliver the Letter of Transmittal on such beneficial owner’s behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes.

If a beneficial owner wishes to tender Notes himself, such beneficial owner must, before completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Except as provided below, unless the Notes being tendered are deposited with the Depositary on or before the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message), the Company may, at its option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents as accepted by the Company.

Signature Guarantees. No signature guarantee is required if the Notes tendered are tendered and delivered:

(a) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Delivery Instructions” on the Letter of Transmittal; or

(b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”).

If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signature on this Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.

Book-Entry Transfer. The Depositary will establish and maintain an account with respect to the Notes at DTC (the “Book-Entry Transfer Facility”) promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of Notes into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility procedures does not constitute delivery to the Depositary.

Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary at the address set forth on the back cover to this Offer to Purchase regarding the procedures for obtaining replacement certificates for such Notes.

Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Offer and

(a) certificates representing such Notes are not immediately available;

(b) time will not permit such Holder’s Letter of Transmittal, Notes certificates and any other required documents to reach the Depositary on or before the Expiration Date; or

(c) the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or before the Expiration Date,

such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or before the Expiration Date if all the following conditions are satisfied:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is accepted by the Company is received by the Depositary on or before the Expiration Date as provided below; and

(iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery must be delivered to the Depositary by hand, mail, overnight courier or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Effect of the Letter of Transmittal; Binding Contract.

Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a book-entry transfer, by the transmission of an Agent’s Message), a tendering Holder of Notes:

(a) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges the Company from any and all claims such Holder has or may have arising out of, or related to, such Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to exercise conversion rights, to participate in any defeasance of the Notes or to be entitled to any of the benefits under the Indenture; and

(b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the security register for the Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price for any tendered Notes that are purchased by the Company), all in accordance with the terms of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, based on the advice of the Company’s counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive or amend any condition to the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived by the Company, in its sole discretion. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Letters of Transmittal and Notes must be sent to the Depositary. Letters of Transmittal and Notes sent to the Company, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and will not be deemed validly tendered by the Holder thereof.

The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or before the Expiration Date. No alternative, conditional or contingent tenders of Notes will be accepted.

7. Withdrawal of Tenders.

A tender of Notes pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by the Company pursuant to the Offer, may be withdrawn at any time after 12:00 midnight, New York City time, on February 9, 2009, but no consideration shall be payable in respect of Notes so withdrawn.

For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary before the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must:

(a) specify the name of the person who tendered the Notes to be withdrawn;

(b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes; and

(c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes.

In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder, or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. Instead of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message (a “Request Message”) to the Depositary. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a Request Message or a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a Request Message or a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Notes in the Offer, such Holder may convert its Notes only if such Holder withdraws its Notes before the time such Holder’s right to withdraw has expired.

Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Section 6, “Procedures for Tendering Notes,” at any time on or before the Expiration Date.

Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the Holder thereof at the Company’s expense promptly following the earlier to occur of the Expiration Date or the date on which the Offer is terminated.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in the Company’s sole discretion (whose determination shall be final and binding).

None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8. Acceptance of Notes for Payment; Accrual of Interest.

Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or before the Expiration Date, the Company will accept for payment, and thereby purchase, all Notes validly tendered and not properly withdrawn pursuant to the Offer.

The Company will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased, validly tendered Notes that are subject to the Offer, if, as and when the Company gives written notice to the Depositary of the Company’s acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the Purchase Price for the tendered Notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

The Company expressly reserves the right, in its sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See Section 10, “Conditions of the Offer.” In all cases, payment by the Depositary to Holders of Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 6, “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.

If the Offer is terminated or withdrawn, no consideration will be paid or payable to Holders of Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason, or because certificates are submitted evidencing more Notes than are tendered in the Offer, the Notes not purchased will be returned, at the Company’s expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company pursuant to the Offer. Holders who tender their Notes through their broker, dealer commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs or other fees are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

Accrual of Interest. The settlement of the Offer will occur promptly following the Expiration Date. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from December 30, 2008, the most recent payment date for interest on the Notes, to, but excluding, the date of purchase as part of the Purchase Price.

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

9. Source and Amount of Funds.

The maximum amount of funds required by the Company to purchase the Notes, exclusive of expenses, pursuant to the Offer is estimated to be $44.7 million. The Company expects to fund its purchase of Notes hereunder from its existing cash and cash equivalents. See Section 1, “Purpose of the Offer; Certain Information About the Company.”

10. Conditions of the Offer.

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer and is not conditioned upon any required financing. The Company has not made any plans or arrangements to borrow any funds for the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Company’s rights to extend and/or amend the Offer before the Expiration Date of the Offer, the Company shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate the Offer if, in our reasonable judgment, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Notes in the Offer:

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Notes pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the Notes pursuant to the Offer;

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on January 5, 2009, the last trading day before commencement of the Offer, shall have occurred;

•	the commencement of a war, armed hostilities or other international or national calamity on or after January 6, 2009, including, but not limited to an act of terrorism;

•	any material escalation of any war or armed hostilities which had commenced before January 6, 2009;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in the Company’s common stock;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•

a tender or exchange offer for any or all of our shares of common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed.

IMPORTANT: The foregoing conditions are for our sole benefit, and the failure of any such condition to be satisfied before the Expiration Date may be asserted by us regardless of the circumstances giving rise to any such failure and any such failure may be waived by us in whole or in part at any time and from time to time before the expiration of the Offer in its sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived on or before the expiration of the Offer.

11. Certain U.S. Federal Income Tax Considerations.

This section is a discussion of certain U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) relating to the tender of Notes to the Company pursuant to the Offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or formal legal opinion from our tax counsel with respect to the U.S. federal income tax consequences of the tender of Notes to the Company pursuant to the Offer. The summary generally applies only to beneficial owners of Notes that hold Notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, as amended, or a person whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, controlled foreign corporations, passive foreign investment companies, certain former citizens or long-term residents of the United States, persons holding Notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell Notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE TENDER OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons, as defined under section 7701(a)(30) of the code, or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial owner of Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a Note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the tender of Notes to the Company pursuant to the Offer.

Sale of the Notes. A U.S. Holder generally will recognize gain or loss upon the exchange of a Note for cash pursuant to the Offer equal to the difference between the cash received by the Holder (other than amounts attributable to accrued but unpaid interest) and the Holder’s tax basis in the Note. The U.S. Holder’s tax basis in the Note will generally equal the amount the Holder paid for the Note (increased by the amount of original issue discount included in the Holder’s income through the date of disposition or the market discount, if any, previously included in income, and decreased (but not below zero) by the amount of amortized bond premium, if any). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income, subject to the exceptions described under “—Amortizable Bond Premium” below. Subject to the market discount rules described below, the gain or loss recognized by the U.S. Holder on the disposition of the Note will be long-term capital gain or loss if the Holder held the Note for more than one year, or short-term capital gain or loss if the Holder held the Note for one year or less, at the time of the sale. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Market Discount. If the Holder acquired a note other than at original issue at a cost that is less than the “revised issue price,” the amount of such difference is treated as market discount for federal income tax purposes, unless such difference is less than .25% multiplied by the stated principal amount of the notes multiplied by the number of complete years until maturity (from the date of acquisition). The revised issue price of a note, as of any date, will equal the sum of its issue price plus the amount of any OID that has accrued on the note up until that date.

If the Holder purchased a note at a market discount, the Holder is required to treat any gain on the sale, redemption or other disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in the income. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period, unless the U.S. Holder has elected to determine the amount of accrued market discount allocable to any accrual period under a constant yield method. A U.S. Holder also may have elected to include market discount in income currently as it accrued, in which case the U.S. Holder’s tax basis in the Notes would have been increased by the amount of market discount included in income.

Amortizable Bond Premium. If a U.S. Holder purchased a Note at a price that exceeded the stated principal amount of the Note plus accrued interest, the amount of such excess is referred to as “bond premium” for U.S. federal income tax purposes. Pursuant to an election, bond premium may be amortized against interest payable on the Note based on a constant yield to maturity, except to the extent that the bond premium is attributable to the conversion feature of the Note. Any amortized bond premium would have reduced the U.S. Holder’s tax basis in the Note.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. Holder (as defined above).

Sale of the Notes. Subject to the discussion of back-up withholding below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the exchange of a Note for cash pursuant to the Offer equal to the difference between the cash received by the Holder and the Holder’s tax basis in the Note (other than with respect to payments attributable to accrued interest, which will be taxed as described below “—Non-U.S. Holders—Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•

the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of sale and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (“FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale of Notes by a non-U.S. Holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. Holder’s holding period for the Notes disposed of), a “U.S. real property holding corporation” (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of the fair market value of our assets. We believe that we currently are not, have not been at any time in past five years and will not become in the future, a USRPHC.

Interest. Payments of interest to a non-U.S. Holder are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the Notes to most non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. Holders certify their nonresident status as described below.

The portfolio interest exception will not apply to payments of interest to a non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. Holder). See the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty, and several of the special rules for non-U.S. Holders described below apply only if the Holder certifies its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent before the payment. If the non-U.S. Holder holds the Note through a financial institution or other agent acting on the Holder’s behalf, the Holder will be required to provide appropriate documentation to the agent. The non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Income or Gains Effectively Connected with a U.S. Trade or Business. The preceding discussion of the U.S. federal income and withholding tax considerations of the exchange of a Note for cash pursuant to the Offer by a non-U.S. Holder assumes that the Holder is not engaged in a U.S. trade or business. If any interest on the Notes or gain from the sale of the Notes is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. Holders. If the non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. Holder, will not be subject to the 30% withholding tax provided that the Holder claims exemption from withholding. To claim exemption from withholding, the Holder must certify its qualification, which can be done by timely providing a properly executed IRS Form W-8ECI or appropriate substitute form to the Depositary. If the non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends, tax returns or failed to certify, under penalty of perjury, that such recipient is not subject to backup withholding. The backup withholding rate is currently 28%.

Payments of interest to U.S. Holders of Notes generally will be subject to information reporting, and will be subject to backup withholding, unless the U.S. Holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of Notes generally will be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. Holder resides. Payments to non-U.S. Holders of interest on Notes may be subject to backup withholding unless the non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. Holders by a broker upon a sale of Notes will not be subject to information reporting or backup withholding as long as the non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. Holder or non-U.S. Holder of Notes under the backup withholding rules can be credited against any U.S. federal income tax liability of such holder, provided the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS WITH RESPECT TO THE DISPOSITION OF NOTES PURSUANT TO THE OFFER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes.

As of December 5, 2008 there were 60,881,343 shares of our common stock issued and outstanding.

As of December 5, 2008, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 5,008,902 shares, representing approximately 8.0% of the total number of outstanding common stock. As of December 5, 2008, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors and current named executive officers were as appears in the second and third columns of the table below. Unless otherwise indicated, the address of each person listed in the table below is c/o Kulicke & Soffa Industries, Inc., 1005 Virginia Drive, Fort Washington, Pennsylvania 19034.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares
Directors and Executive Officers:
Brian R. Bachman	52,124		*
C. Scott Kulicke	1,405,818	(2)	2.2%
John A. O’Steen	121,346		*
Garrett E. Pierce	40,846		*
MacDonell Roehm, Jr.	109,346		*
Barry Waite	63,346		*
C. William Zadel	103,346		*
Maurice E. Carson	257,223		*
Gregg Kelly	2,014,235		3.2%
T.C. Mak	185,379		*
Christian Rheault	159,322		*
Charles Salmons	348,833		*
Shay Torton	147,738		*
All directors and executive officers as a group (13 persons)	5,008,902	(3)	8.0%

*	Less than 1% of the outstanding common stock.

(1)	Includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 4, 2008 in the following amounts: Mr. Pierce (10,000); Mr. Zadel (70,500); Mr. Kulicke (648,449); Mr. Bachman (22,500); Mr. O’Steen (70,500); Mr. Roehm (72,500); Mr. Waite (32,500); Mr. Carson (220,085); Mr. Mak (145,266); Mr. Rheault (124,911); Mr. Salmons (300,942); and Mr. Torton (102,708).

(2)	Includes shares jointly held with the individual’s spouse in the following amounts: Mr. Kulicke 497,684.

(3)	Includes 1,820,861 shares subject to options that are currently exercisable or exercisable within 60 days after December 4, 2008. See also footnote (1) above.

On January 2, 2009, each independent director (i.e. Messrs. Bachman, O’Steen, Pierce, Roehm, Waite and Zadel) received, pursuant to the Company’s 2007 Equity Plan for Non-Employee Directors, a regular quarterly grant of 10,811 common shares, increasing the shares beneficially owed by them by such amount.

In connection with the Orthodyne acquisition, we issued 7.1 million common shares and in November 2008, the Company repurchased $3 million aggregate principal amount of the Notes for $2 million in cash. Additionally, the Company contributed 77,828 shares of common stock in matching contributions into the Company’s 401(k) retirement income plan during the 60 days before January 6, 2009.

Except as mentioned above, to the knowledge of the Company:

•	neither the Company, nor any of our executive officers, directors, subsidiaries or other affiliates, has any beneficial interest in the Notes;

•	none of the officers or directors of the subsidiaries of the Company has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates have engaged in any transactions in our securities or the Notes.

Indenture. The Company entered into an Indenture on June 30, 2004 with J.P. Morgan Trust Company, National Association acting as the Trustee with respect to the Notes. The material terms of the Indenture are described in Section 2, “Description of the Notes.”

13. Market and Trading Information.

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

The common stock into which the Notes are convertible is listed on the NASDAQ Global Market, under the symbol “KLIC.” The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Company’s common stock as reported on NASDAQ.

	High	Low
2007
First Quarter	$9.67	$7.92
Second Quarter	$10.19	$8.17
Third Quarter	$11.04	$9.11
Fourth Quarter	$12.46	$7.34

2008
First Quarter	$8.89	$6.47
Second Quarter	$6.93	$4.55
Third Quarter	$7.95	$4.66
Fourth Quarter	$7.49	$4.53

2009
First Quarter	$4.87	$1.11
Second Quarter (through January 2, 2009)	$1.87	$1.44

We did not pay any cash or other dividends on any of our securities during the last two fiscal years. The payment or dividends on our common stock is within the discretion of our Board of Directors, however, we have not historically paid any dividends on our common stock. We do not anticipate paying any cash dividends for the foreseeable future.

On January 2, 2009 the last reported sale price of our common stock on the NASDAQ was $1.85 per share. As of December 5, 2008 there were 60,881,343 shares of our common stock issued and outstanding. We urge you to obtain a current market price for our common stock before deciding whether to tender your Notes.

14. The Dealer Manager, Depositary and Information Agent.

Dealer Manager. The Company has retained Oppenheimer & Co. Inc. to act as Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, Oppenheimer & Co. Inc. may contact Holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Company has agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. The Company has agreed to indemnify Oppenheimer & Co. Inc. against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.

From time to time, the Dealer Manager may trade securities of the Company for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the Notes and other securities of the Company.

Oppenheimer & Co. Inc. and its affiliates have provided investment banking, commercial banking and financial advisory services to the Company, and its respective affiliates in the ordinary course of business, for which they have received customary fees, commissions and reimbursement of expenses. Oppenheimer & Co. Inc. and its affiliates have provided, and may provide in the future, investment banking and other financial services to the Company, and its respective affiliates, for which they have received, and would receive, customary compensation.

The Depositary and the Information Agent. The Company has retained The Bank of New York Mellon to act as the Depositary and Laurel Hill Advisory Group, LLC to act as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent or the Dealer Manager at their respective addresses and toll-free numbers on the back cover of this Offer to Purchase.

15. Solicitation.

Directors, officers and employees of either the Company or its affiliates, the Information Agent and the Dealer Manager may contact Holders by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

16. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Notes as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign that would be required for our acquisition of Notes as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Notes tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Notes if any of the conditions in Section 10 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Notes tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we may decline to accept for payment or pay for any Notes tendered. See Section 10, “Conditions of the Offer.”

17. Fees and Expenses.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchases of Notes by the Company pursuant to the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs or other fees are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

The Company will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

18. Miscellaneous.

We are not making the Offer to, and will not accept any tendered Notes from, Holders in any state in the United States or other jurisdiction in which the Offer or the acceptance of the Offer would be unlawful. In those jurisdictions where securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” and “Where You Can Find More Information” in this Offer to Purchase.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

WHERE YOU CAN FIND MORE INFORMATION

K&S files annual, quarterly, special reports, proxy statements and other information with the SEC. These documents contain specific information regarding the Company. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0300. The SEC also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	The Company’s annual report on Form 10-K for the fiscal year ended September 27, 2008, filed with the SEC on December 11, 2008;

•	The Company’s Proxy Statement on Schedule 14A filed on December 30, 2008;

•

The Company’s Current Reports on Form 8-K and Form 8-K/A filed on October 2, 2008, October 3, 2008, October 8, 2008, October 15, 2008, October 28, 2008, November 18, 2008, December 9, 2008 and January 2, 2009; and

•	Tender Offer Statement on Form TO filed January 6, 2009 together with any exhibits and any amendments thereto.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Offer to Purchase and prior to the expiration or termination of this Offer shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of filing such documents.

Any statement contained in this Offer to Purchase or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Subject to the foregoing, all information appearing in this Offer to Purchase is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where You Can Find More Information” or by contacting the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034, telephone: (215) 784-6000, Attention: General Counsel. The Company will provide copies of the documents incorporated by reference, without charge, upon written or oral request. We maintain a website at http://www.kns.com. The information contained on our website is not incorporated by reference in this Offer to Purchase and you should not consider it part of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this Offer to Purchase and reports and documents incorporated by reference contain statements relating to future events or our future results. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, and are subject to the safe harbor provisions created by statute. Such forward-looking statements include, but are not limited to, statements that relate to our future revenue, product development, demand forecasts, competitiveness, operating expenses, cash flows, profitability, gross margins, and benefits expected as a result of (among other factors):

•	projected growth rates in the overall semiconductor industry, the semiconductor assembly equipment market, and the market for semiconductor packaging materials;

•	the integration of Orthodyne Electronic Corporation into our existing business;

•	projected demand for ball, wedge and die bonder equipment and packaging materials;

•	the principal amount of the Notes tendered and the satisfaction or waiver of the conditions of the Offer contained in this Offer to Purchase; and

•	net gain and the other effects resulting from any purchase of the Notes;

Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” “goal” and “believe,” or the negative of or other variations on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date on which they are made, and, except as required by law, we do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 27, 2008 filed from time to time with the SEC.

We operate in a rapidly changing and competitive environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements, which speak only as of the date on which they were made. Except as required by law, we assume no obligation to update or revise any forward-looking statement to reflect actual results or changes in, or additions to, the factors affecting such forward-looking statements. Given those risks and uncertainties, investors should not place undue reliance on forward-looking statements as prediction of actual results.

The Letter of Transmittal and certificates representing Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary. Holders submitting certificates representing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Notes will not be accepted.

The Depositary for the Offer is:

The Bank of New York Mellon

By Mail:	By Hand Delivery or Overnight Courier:	By Facsimile Transmission:
The Bank of New York Mellon	The Bank of New York Mellon	212-298-1915
Corporate Trust Operations	Corporate Trust Operations	Attn: William Buckley
Reorganization Unit	Reorganization Unit
101 Barclay Street-7 East	101 Barclay Street-7 East
New York, New York 10286	New York, New York 10286
Attn: William Buckley	Attn: William Buckley

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective toll-free numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLP

100 Wall Street, 22nd floor

New York, NY 10005

Banks and Brokers Call: (917) 338-3181

Call Toll Free: 1-888-742-1305

The Dealer Manager for the Offer is:

Oppenheimer & Co.

300 Madison Avenue, 5th Floor

New York, NY 10017

(212) 667-5506